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                                                                   EXHIBIT 10.35



                                  July 27, 1998



VIA TELECOPY and POST

Mr. Kurt C. Hall
President and Chief Executive Officer
United Artists Theatre Circuit, Inc.
9110 East Nichols Avenue
Suite 200
Englewood, CO  80112-3405

        Re:    Memorandum of Understanding

Dear Kurt:

        This letter shall serve as our memorandum of understanding ("MOU") until such time as I can draft a Third Amendment to the Theater Rights Agreement, dated as of August 19, 1994, by and among Showscan Entertainment Inc., Showscan/United Artists Theatres Joint Venture and United Artists Theatre Circuit, Inc. (as amended by the First and Second Amendments, the "TRA"). Capitalized terms used in this MOU shall have the meanings assigned thereto in the TRA.

1.      Satisfaction of the Payable.

        The Payable, together with all accrued but unpaid interest thereon ($671,226 as of June 30, 1998), shall be satisfied in the following manner:

        (a) Payment by United Artists to Showscan of $314,764; plus

        (b) Payment of interest @ 7 1/2% from June 30, 1998 to the date of payment; plus

        (c) Purchase by Showscan from United Artists of the 36-seat Intamin motion base system currently held by United Artists in storage for $250,000, of which $125,000 is an offset against the Payable and $125,000 plus 50% of the net sale proceeds in excess of $250,000 will be payable by Showscan to United Artists upon Showscan's subsequent resale of the equipment; plus

        (d) Purchase by Showscan from United Artists for $117,150 of United Artists' rights under Section 6 of the Second Amendment to the TRA to receive certain payments in connection with sales by Showscan in Malaysia or the Asia Territory; plus

        (e) Payment by United Artists to Showscan of additional film rental in the amount

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Mr. Kurt C. Hall
July 27, 1998
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of $114,313 (the "Extra Rental") by means of a doubling of the film rental established by Section 2.2 of the TRA for the period from August 1, 1998 until the actual aggregate extra film rental over the amount normally due paid to Showscan equals the Extra Rental.

2.      Supply of Projection Equipment to United Artists.

        Showscan shall seek to supply 15/70, 8/70 and 4/35 projection systems to United Artists and United Artists shall seek to source its needs for such systems through Showscan. In connection therewith, Showscan and United Artists agree to modify Section 3.2(b)(ii)(B) of the TRA such that (a) the defined term "ShowMax System" (which will be redefined as a "Projection System") includes any and all projectors and related equipment supplied to United Artists by, or sourced through, Showscan, (b) the credit of only 50% of the "ShowMax Cost" (to be redefined as the "Projector Cost") of the projection equipment shall be extended to cover all Projection Systems (i.e. not just the first two) if and until such time as Showscan is purchased or merged, at which time this percentage shall be prospectively adjusted to 100% for all Projection Systems delivered after the merger date; (c) provisions will be added to tally the benefit (net of all direct expenses) to Showscan of this sourcing of Projection Systems and shall include all commissions, mark-ups, etc. (the "Tally") with the effect that if United Artists shall achieve the $13,950,000 threshold established in Section 3.2(b) by August 19, 1999, then the aggregate benefit received by Showscan shown on the Tally must equal or exceed $3,200,000 or United Artists shall pay the shortfall on such date; and (d) provisions shall be added such that if United Artists shall not achieve the $13,950,000 threshold by August 19, 1999, then the total shown on the Tally shall be deducted from any liquidated damages due on such date.

        If this MOU meets with your understanding, please so indicate by signing where indicated below. I will immediately begin to draft the definitive Third Amendment to TRA.

                                    Sincerely,

                                                   /s/ Dennis Pope





ACKNOWLEDGED AND AGREED:

United Artists Theatre Circuit, Inc.


By:     /s/ Kurt C. Hall
        -----------------
        Kurt C. Hall
        President and Chief Executive Officer